Exhibit 99.1

PRESS RELEASE

Partners Bancorp Reports Results of Operations for the First Quarter 2022

SALISBURY, MD – May 3, 2022 – Partners Bancorp (NASDAQ: PTRS) (the “Company”), the parent company of The Bank of Delmarva (“Delmarva”), Seaford, Delaware, and Virginia Partners Bank (“Virginia Partners”), Fredericksburg, Virginia, reported net income attributable to the Company of $2.1 million, or $0.12 per share, for the three months ended March 31, 2022, a $1.0 million or 93.5% increase when compared to net income attributable to the Company of $1.1 million, or $0.06 per share, for the same period in 2021.

As previously disclosed, on November 4, 2021, the Company and OceanFirst Financial Corp. (“OceanFirst”) announced that they have entered into a definitive agreement and plan of merger pursuant to which the Company will merge into OceanFirst, with OceanFirst surviving, and following which Virginia Partners and Delmarva will each successively merge with and into OceanFirst Bank, N.A., with OceanFirst Bank surviving each bank merger. The mergers remain subject to receipt of all required regulatory approvals and fulfillment of other customary closing conditions.

The Company’s results of operations for the three months ended March 31, 2022 were directly impacted by the following:

Positive Impacts:

•	An increase in net interest income due primarily to lower rates paid on average interest-bearing deposit balances, a decrease in average borrowings balances, an increase in average loan balances, and an increase in average investment securities balances and yields earned, which were partially offset by lower loan yields earned, an increase in average cash and cash equivalents balances, and an increase in average interest-bearing deposit balances. Net interest income was negatively impacted during the three months ended March 31, 2022 due to lower net loan fees earned related to the forgiveness of loans originated and funded under the Paycheck Protection Program (“PPP”) of the Small Business Administration; and

•	A significantly lower provision for credit losses due to the current economic environment and the milder impact of the COVID-19 pandemic compared to the three months ended March 31, 2021.

Negative Impacts:

•	A lower net interest margin (tax equivalent basis);

•	Lower gains on sales and calls of investment securities;

•	Reduced operating results from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC and lower mortgage division fees at Delmarva;

•	Expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market, including opening its new full-service branch and commercial banking office in Reston, Virginia during the third quarter of 2021, and Delmarva opening its twelfth full-service branch at 26th Street in Ocean City, Maryland during the second quarter of 2021; and

•	Merger related expenses of $396 thousand were incurred during the first quarter of 2022 in connection with the Company’s pending merger with OceanFirst.

As previously disclosed, on April 27, 2022, the Company’s board of directors declared a cash dividend of $0.025 per share, which is payable on May 16, 2022, to holders of record of its common stock as of the close of business on May 11, 2022.

For the three months ended March 31, 2022, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.51%, 6.17% and 78.41%, respectively, as compared to 0.29%, 3.28% and 74.36%, respectively, for the same period in 2021.

The increase in net income attributable to the Company for the three months ended March 31, 2022, as compared to the same period in 2021, was driven by an increase in net interest income and a lower provision for credit losses, and was partially offset by a decrease in other income and higher other expenses and federal and state income taxes.

Interest Income and Expense – Three Months Ended March 31, 2022 and 2021

Net interest income and net interest margin

Net interest income in the first quarter of 2022 increased by $971 thousand, or 8.9%, when compared to the first quarter of 2021. The Company's net interest margin (tax equivalent basis) decreased to 3.01%, representing a decrease of 2 basis points for the three months ended March 31, 2022 as compared to the same period in 2021. The decrease in the net interest margin (tax equivalent basis) was primarily due to a decrease in the yields earned on average loans, due primarily to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP, and higher average balances of interest-bearing liabilities, which were partially offset by higher average balances of loans, higher average balances of and yields earned on average investment securities, and lower rates paid on average interest-bearing liabilities. The Company’s net interest margin (tax equivalent basis) was also negatively impacted by higher average balances of cash and due from banks, interest bearing deposits in other financial institutions and federal funds sold, each of which are lower yielding interest-earning assets. Total interest income increased by $254 thousand, or 1.9%, for the three months ended March 31, 2022, while total interest expense decreased by $716 thousand, or 29.1%, both as compared to the same period in 2021.

The most significant factors impacting net interest income during the three month period ended March 31, 2022 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to organic loan growth, which was partially offset by the forgiveness of loans originated and funded under the PPP;

•	Increases in average investment securities balances and higher investment securities yields, primarily due to management of the investment securities portfolio in light of the Company's liquidity needs, lower accelerated pre-payments on mortgage-backed investment securities and higher interest rates over the comparable periods, partially offset by calls on higher yielding investment securities in the low interest rate environment;

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average interest bearing demand, money market and time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to organic deposit growth; and

•	Decrease in average borrowings balances, primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from maturities and payoffs of borrowings that were not replaced, a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021, and offset by higher rates paid. The increase in average rates paid was primarily due to the decreases in the average balances of Federal Home Loan Bank advances and borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility, both of which were lower cost interest-bearing liabilities, partially offset by the early redemption of subordinated notes payable, which was a higher cost interest-bearing liability.

Negative Impacts:

•	Lower loan yields, primarily due to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP; and

•	Increases in average cash and due from banks, interest bearing deposits in other financial institutions and federal funds sold, primarily due to deposit growth outpacing loan growth, and higher yields on each.

Loans

Average loan balances increased by $72.7 million, or 6.8%, and average yields earned decreased by 0.32% to 4.61% for the three months ended March 31, 2022, as compared to the same period in 2021. The increase in average loan balances was primarily due to organic loan growth, including average growth of approximately $51.5 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market, which was partially offset by the forgiveness of loans originated and funded under the PPP. Organic loan growth continued to be negatively impacted by higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic. The decrease in average yields earned was primarily due to lower net loan fees earned related to the forgiveness of loans originated and funded under the PPP, pay-offs of higher yielding fixed rate loans, repricing of variable rate loans, and lower average yields on new loan originations, including loans originated under the PPP at an interest rate of 1%. Total average loans were 70.3% of total average interest-earning assets for the three months ended March 31, 2022, compared to 72.2% for the three months ended March 31, 2021.

Investment securities

Average total investment securities balances increased by $5.3 million, or 4.1%, and average yields earned increased by 0.52% to 2.07% for the three months ended March 31, 2022, as compared to the same period in 2021. The increases in average total investment securities balances and average yields earned was primarily due to management of the investment securities portfolio in light of the Company's liquidity needs, lower accelerated pre-payments on mortgage-backed investment securities and higher interest rates over the comparable periods, partially offset by calls on higher yielding investment securities in the low interest rate environment. During the first quarter of 2021, accelerated pre-payments on mortgage-backed investment securities caused the premiums paid on these investment securities to be amortized into expense on an accelerated basis thereby reducing income and yield earned. Total average investment securities were 8.3% of total average interest-earning assets for the three months ended March 31, 2022, compared to 8.8% for the three months ended March 31, 2021.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $48.7 million, or 5.5%, and average rates paid decreased by 0.31% to 0.54% for the three months ended March 31, 2022, as compared to the same period in 2021, primarily due to organic deposit growth, including average growth of approximately $28.1 million in interest-bearing deposits related to Virginia Partners’ recent expansion into the Greater Washington market, and a decrease in the average rate paid on interest bearing demand, money market and time deposits due to the decline in interest rates beginning late in the first quarter of 2020 that continued until late in the fourth quarter of 2021.

Borrowings

Average total borrowings decreased by $33.2 million, or 40.3%, and average rates paid increased by 1.13% to 4.04% for the three months ended March 31, 2022, as compared to the same period in 2021. The decrease in average total borrowings balances was primarily due to a decrease in the average balance of Federal Home Loan Bank advances resulting from maturities and payoffs of borrowings that were not replaced, a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, and the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021. The increase in average rates paid was primarily due to the decreases in the average balances of Federal Home Loan Bank advances and borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility, which were lower cost interest-bearing liabilities, partially offset by the early redemption of subordinated notes payable, which was a higher cost interest-bearing liability.

Provision for Credit Losses

The provision for credit losses in the first quarter of 2022 was $65 thousand, a decrease of $1.7 million, or 96.3%, when compared to the provision for credit losses of $1.7 million in the first quarter of 2021. The decrease in the provision for credit losses during the three months ended March 31, 2022, as compared to the same period of 2021, was primarily due to a reduction of qualitative adjustment factors that had previously been increased in the allowance for credit losses related to the COVID-19 pandemic and the uncertainty in the economic environment, the reversal of a specific reserve on one loan relationship due to a large principal curtailment and improved performance, and lower net charge-offs, which were partially offset by loans acquired in the Virginia Partners acquisition that have converted from acquired to originated status, and organic loan growth.

The provision for credit losses during the three months ended March 31, 2022, as well as the allowance for credit losses as of March 31, 2022, represents management’s best estimate of the impact of the COVID-19 pandemic on the ability of the Company’s borrowers to repay their loans. Management continues to carefully assess the exposure of the Company’s loan portfolio to COVID-19 pandemic related factors, economic trends and their potential effect on asset quality. As of March 31, 2022, the Company’s delinquencies and nonperforming assets had not been materially impacted by the COVID-19 pandemic. In addition, as of March 31, 2022, all of the loan balances that were approved by the Company, on a consolidated basis, for loan payment deferrals or payments of interest only have either resumed regular payments or have been paid off.

Other Income

Other income in the first quarter of 2022 decreased by $962 thousand, or 42.7%, when compared to the first quarter of 2021. Key changes in the components of other income for the three months ended March 31, 2022, as compared to the same period in 2021, are as follows:

•	Service charges on deposit accounts increased by $54 thousand, or 31.9%, due primarily to increases in overdraft fees as a result of the easing of restrictions and the lifting of lockdowns in the Company’s markets of operation and Virginia Partners no longer automatically waiving overdraft fees which was previously done in an effort to provide all necessary financial support and services to its customers and communities, both as related to the ongoing COVID-19 pandemic as compared to the same period of 2021;

•	Gains on sales and calls of investment securities decreased by $14 thousand, or 100.0%, due primarily to Virginia Partners recording gains of $14 thousand on sales or calls of investment securities during the first quarter of 2021, as compared to recording no gains on sales or calls of investment securities during the same period of 2022;

•	Mortgage banking income decreased by $877 thousand, or 75.1%, due primarily to Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC having a lower volume of loan closings as compared to the same period in 2021;

•	Gains on sales of other assets decreased by less than $1 thousand as a result of Delmarva selling its VISA credit card portfolio during the first quarter of 2021. There were no gains on sales of other assets for the same period of 2022; and

•	Other income decreased by $124 thousand, or 13.7%, due primarily to lower mortgage division fees at Delmarva, and Virginia Partners recording lower fees from its participation in a loan hedging program with a correspondent bank, which were partially offset by increases in debit card income and ATM fees and Delmarva recording higher earnings on bank owned life insurance policies due to additional purchases made in 2021.

Other Expenses

Other expenses in the first quarter of 2022 increased by $546 thousand, or 5.6%, when compared to the first quarter of 2021. Key changes in the components of other expenses for the three months ended March 31, 2022, as compared to the same period in 2021, are as follows:

•	Salaries and employee benefits increased by $105 thousand, or 1.9%, primarily due to increases related to staffing changes, including expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market and Delmarva opening its new full-service branch at 26th Street in Ocean City, Maryland, merit increases, stock-based compensation expense, payroll taxes and benefit costs. In addition, due to the decrease in mortgage banking income from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, salaries and employee benefits decreased due to a decrease in commissions expense paid;

•	Premises and equipment increased by $224 thousand, or 17.8%, primarily due to increases related to Delmarva opening its new full-service branch at 26th Street in Ocean City, Maryland during the second quarter of 2021 and Virginia Partners opening its new full-service branch and commercial banking office in Reston, Virginia during the third quarter of 2021;

•	Amortization of core deposit intangible decreased by $20 thousand, or 12.9%, primarily due to lower amortization related to the $2.7 million and $1.5 million, respectively, in core deposit intangibles recognized in the Virginia Partners and Liberty Bell Bank acquisitions;

•	(Gains) on other real estate owned increased by $3 thousand, or 77.6%, primarily due to gains being recorded on the sales of two properties during the first quarter of 2022, as compared to a gain being recorded on the sale of one property during the same period of 2021;

•	Merger related expenses increased by $396 thousand, or 100.0%, primarily due to legal fees and other costs associated with the pending merger with OceanFirst; and

•	Other expenses decreased by $156 thousand, or 5.3%, primarily due to lower expenses related to legal, subscriptions and publications, insurance, data and item processing, and other losses, which were partially offset by higher expenses related to advertising, printing and postage, FDIC insurance assessments, consulting, loans, Virginia Partners state franchise tax, and debit/credit/merchant card transactions.

Federal and State Income Taxes

Federal and state income taxes for the three months ended March 31, 2022 increased by $363 thousand, or 109.0%, when compared to the three months ended March 31, 2021. This increase was due primarily to higher consolidated income before taxes, higher merger related expenses, which are typically non-deductible, and lower earnings on tax-exempt income, primarily tax-exempt investment securities. For the three months ended March 31, 2022, the Company’s effective tax rate was approximately 24.8% as compared to 23.4% for the same period in 2021.

Virginia Partners is not subject to Virginia state income tax, but instead pays Virginia franchise tax. The Virginia franchise tax paid by Virginia Partners is recorded in the “Other expenses” line item on the Consolidated Statements of Income for the three months ended March 31, 2022 and 2021.

Balance Sheet

Changes in key balance sheet components as of March 31, 2022 compared to December 31, 2021 were as follows:

•	Total assets as of March 31, 2022 were $1.69 billion, an increase of $44.3 million, or 2.7%, from December 31, 2021. Key drivers of this change were increases in cash and cash equivalents and total loans held for investment;

•	Interest bearing deposits in other financial institutions as of March 31, 2022 were $308.0 million, an increase of $10.1 million, or 3.4%, from December 31, 2021. Key drivers of this change were total deposit growth outpacing total loan growth and the Company repositioning its excess liquidity in order to earn higher amounts of interest income, which were partially offset by an increase in investment securities available for sale, at fair value;

•	Federal funds sold as of March 31, 2022 were $24.0 million, a decrease of $4.1 million, or 14.5%, from December 31, 2021. Key drivers of this change were the aforementioned items noted in the analysis of interest bearing deposits in other financial institutions;

•	Investment securities available for sale, at fair value as of March 31, 2022 were $125.1 million, an increase of $3.1 million, or 2.5%, from December 31, 2021. Key drivers of this change were management of the investment securities portfolio in light of the Company's liquidity needs, which were partially offset by a higher yielding investment security being called, and an increase in unrealized losses on the investment securities available for sale portfolio;

•	Loans, net of unamortized discounts on acquired loans of $2.0 million as of March 31, 2022 were $1.15 billion, an increase of $36.2 million, or 3.2%, from December 31, 2021. The key driver of this change was an increase in organic growth, including growth of approximately $17.8 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market, which was partially offset by forgiveness payments received of approximately $2.3 million under round two of the PPP. As of March 31, 2022, approximately $5.8 million in loans under round two of the PPP were still outstanding;

•	Total deposits as of March 31, 2022 were $1.49 billion, an increase of $48.6 million, or 3.4%, from December 31, 2021. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking and Virginia Partners’ recent expansion into the Greater Washington market, and customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty surrounding the COVID-19 pandemic;

•	Total borrowings as of March 31, 2022 were $49.1 million, a decrease of $158 thousand, or 0.3%, from December 31, 2021. The key driver of this change was a decrease in long-term borrowings with the Federal Home Loan Bank resulting from scheduled principal curtailments; and

•	Total stockholders’ equity as of March 31, 2022 was $137.3 million, a decrease of $4.1 million, or 2.9%, from December 31, 2021. Key drivers of this change were an increase in accumulated other comprehensive (loss), net of tax, and cash dividends paid to shareholders, which were partially offset by the net income attributable to the Company for the three months ended March 31, 2022, the proceeds from stock option exercises, and stock-based compensation expense related to restricted stock awards.

Changes in key balance sheet components as of March 31, 2022 compared to March 31, 2021 were as follows:

•	Total assets as of March 31, 2022 were $1.69 billion, an increase of $113.8 million, or 7.2%, from March 31, 2021. Key drivers of this change were increases in cash and cash equivalents, investment securities available for sale, at fair value, and total loans held for investment;

•	Interest bearing deposits in other financial institutions as of March 31, 2022 were $308.0 million, an increase of $76.0 million, or 32.8%, from March 31, 2021. Key drivers of this change were total deposit growth outpacing total loan growth and the Company repositioning its excess liquidity in order to earn higher amounts of interest income, which were partially offset by an increase in investment securities available for sale, at fair value, and decreases in long-term borrowings with the Federal Home Loan Bank and subordinated notes payable, net;

•	Federal funds sold as of March 31, 2022 were $24.0 million, a decrease of $36.4 million, or 60.3%, from March 31, 2021. Key drivers of this change were the aforementioned items noted in the analysis of interest bearing deposits in other financial institutions;

•	Investment securities available for sale, at fair value as of March 31, 2022 were $125.1 million, an increase of $7.1 million, or 6.0%, from March 31, 2021. Key drivers of this change were management of the investment securities portfolio in light of the Company's liquidity needs and lower accelerated prepayments on mortgage-backed investment securities in the low interest rate environment, which were partially offset by higher yielding investment securities being called and an increase in unrealized losses on the investment securities available for sale portfolio;

•	Loans, net of unamortized discounts on acquired loans of $2.0 million as of March 31, 2022 were $1.15 billion, an increase of $74.5 million, or 6.9%, from March 31, 2021. Key drivers of this change were an increase in organic growth, including growth of approximately $55.8 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market, and the origination and funding of approximately $4.7 million in loans under round two of the PPP, which were partially offset by forgiveness payments received of approximately $49.9 million under rounds one and two of the PPP. As of March 31, 2022, approximately $5.8 million in loans under round two of the PPP were still outstanding;

•	Total deposits as of March 31, 2022 were $1.49 billion, an increase of $119.7 million, or 8.7%, from March 31, 2021. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking and Virginia Partners’ recent expansion into the Greater Washington market, and customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty surrounding the COVID-19 pandemic;

•	Total borrowings as of March 31, 2022 were $49.1 million, a decrease of $8.8 million, or 15.2%, from March 31, 2021. Key drivers of this change were a decrease in long-term borrowings with the Federal Home Loan Bank resulting from the maturity of a borrowing that was not replaced and scheduled principal curtailments, and the early redemption of $2.0 million in subordinated notes payable, net, in early July 2021; and

•	Total stockholders’ equity as of March 31, 2022 was $137.3 million, an increase of $1.6 million, or 1.2%, from March 31, 2021. Key drivers of this change were the net income attributable to the Company for the period April 1, 2021 through March 31, 2022, the proceeds from stock option exercises, and stock-based compensation expense related to restricted stock awards, which were partially offset by the increase in accumulated other comprehensive (loss), net of tax, and cash dividends paid to shareholders.

As of March 31, 2022, all of the capital ratios of Delmarva and Virginia Partners continue to exceed regulatory requirements, with total risk-based capital substantially above well-capitalized regulatory requirements.

Asset Quality

The asset quality measures depicted below continue to reflect the Company’s efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for credit losses.

The following table depicts the net charge-off activity for the three months ended March 31, 2022 and 2021:

Net Charge-off Activity	Three Months Ended
	March 31,
Dollars in Thousands	2022	2021
Net charge-offs	$155	$192
Net charge-offs /Average loans*	0.06%	0.07%

* Annualized for the three months ended March 31, 2022 and 2021, respectively.

The following table depicts the level of the allowance for credit losses as of March 31, 2022, December 31, 2021 and March 31, 2021:

Allowance for Credit Losses

Dollars in Thousands	March 31, 2022	December 31, 2021	March 31, 2021
Allowance for credit losses	$14,565	$14,656	$14,751
Allowance for credit losses/Period end loans	1.26%	1.31%	1.37%
Allowance for credit losses/Period end loans (excluding PPP loans)	1.27%	1.32%	1.44%
Allowance for credit losses/Nonaccrual loans	237.06%	163.55%	321.05%
Allowance for credit losses/Nonperforming loans	237.06%	163.55%	278.49%

As of March 31, 2022, the Company has not yet adopted FASB ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The adoption of this accounting standard will require the Company to calculate its allowance for credit losses on the basis of the current expected credit losses over the lifetime of our loans, or the CECL model, which is expected to be applicable to the Company beginning in 2023.

The following table depicts the unamortized discounts on acquired loans related to the acquisitions of Liberty Bell Bank and Virginia Partners:

Unamortized Discounts on Acquired Loans

Dollars in Thousands	March 31, 2022	December 31, 2021	March 31, 2021
Unamortized discounts on acquired loans	$2,008	$2,329	$3,603

The following table depicts the level of nonperforming assets as of March 31, 2022, December 31, 2021 and March 31, 2021:

Nonperforming Assets

Dollars in Thousands	March 31, 2022	December 31, 2021	March 31, 2021
Nonaccrual loans	$6,144	$8,961	$4,595
Loans past due 90 days and accruing interest	$-	$-	$702
Total nonperforming loans	$6,144	$8,961	$5,297
Other real estate owned, net	$-	$837	$2,397
Total nonperforming assets	$6,144	$9,798	$7,693
Nonperforming assets/Total assets	0.36%	0.60%	0.49%
Nonperforming assets/Total loans and other real estate owned, net	0.53%	0.88%	0.71%

COVID-19 Pandemic Update

In connection with the ongoing COVID-19 pandemic, both Delmarva and Virginia Partners continue to follow their pandemic response plans, which were enacted in February 2020. To date, management believes that the plans have been implemented successfully. As of March 31, 2022, both Delmarva and Virginia Partners branch operations were operating under normal lobby and drive-thru hours. In addition, the majority of Delmarva’s and Virginia Partners’ employees, with a few exceptions, have shifted from remote work to returning to the office on either a full-time or hybrid basis. Delmarva and Virginia Partners continue to take necessary precautions in order to protect their staffs, customers and their families as well as their communities, and to limit the ongoing impact of the COVID-19 pandemic.

The Company’s focus from the beginning has been ensuring the health and safety of its employees and customers, providing all necessary financial support and services to its customers and communities, continuing to operate Delmarva and Virginia Partners in a safe and sound manner, and protecting the investment its shareholders have made in the Company. Beginning late in the first quarter of 2020, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under the PPP in order to further assist their communities. During round one of this program, on a consolidated basis, the Company directly originated and funded almost 700 loans totaling approximately $64.2 million, all of which were previously pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Beginning in the fourth quarter of 2020 and continuing through the fourth quarter of 2021, the Company received forgiveness payments from the Small Business Administration related to all of these loans. As of March 31, 2022, on a consolidated basis, the Company had no loans outstanding under round one of this program.

Beginning early in the first quarter of 2021, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under round two of this program. As of March 31, 2022, on a consolidated basis, the Company has directly originated and funded over 430 loans totaling approximately $30.9 million, none of which have been pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. As of March 31, 2022, on a consolidated basis, the Company had approximately $5.8 million in loans still outstanding under round two of this program. Aggregate fees, net of costs to originate, from the Small Business Administration of approximately $246 thousand will continue to be recognized in interest income over the life of these loans. Upon forgiveness of these loans, the remaining aggregate fees, net of costs to originate, will be recognized in interest income on an accelerated basis.

In addition, in an effort to support the Company’s borrowers in their times of need, the Company has granted loan payment deferrals to certain borrowers, who were current on their payments prior to the COVID-19 pandemic, on a short-term basis of three to six months. At the peak, which occurred during the second quarter of 2020, the Company, on a consolidated basis, had approved loan payment deferrals or payments of interest only for 548 loans totaling $286.6 million, which represented approximately 28.8% of total loan balances outstanding. As of March 31, 2022, all of the loan balances that were approved by the Company, on a consolidated basis, for loan payment deferrals or payments of interest only have either resumed regular payments or have been paid off. As of March 31, 2022, on a consolidated basis, there were no loans outstanding with respect to which the Company has granted loan payment deferrals or payments of interest only.

The Company continues to closely monitor credit risk and its exposure to increased loan losses resulting from the impact of the COVID-19 pandemic on its borrowers. The Company has identified nine specific higher risk industries for credit exposure monitoring during this crisis.

The table below identifies these higher risk industries and the Company’s exposure to them as of March 31, 2022:

As of March 31, 2022
Higher Risk Industries	Loan balances outstanding (dollars in thousands)	Number of loans outstanding	As a percentage of total loan balances outstanding (%)*
Hospitality (Hotels)	$87,264	37	7.60%
Amusement Services	10,127	10	0.88%
Restaurants	50,786	70	4.42%
Retail Commercial Real Estate	53,764	69	4.68%
Movie Theatres	6,140	2	0.53%
Aviation	0	0	0.00%
Charter Boats/Cruises	1,661	4	0.14%
Commuter Services	59	4	0.01%
Manufacturing/Distribution	2,471	8	0.22%
Totals	$212,272	204	18.48%

*  Excludes loans originated under the PPP of the Small Business Administration.

As of March 31, 2022, there were no loans within these higher risk industries with respect to which the Company has granted loan payment deferrals.

Lloyd B. Harrison, III, the Company’s Chief Executive Officer, commented, “I am pleased with our start to 2022 as both loan and deposit growth came in ahead of our internal targets. During the first quarter of 2022, the Company generated loan growth of 3.2% and finished the period maintaining strong asset quality. As a company, we have continued to focus on expanding and attracting new relationships in our existing and expansion markets. As a result of these efforts, the Company generated deposit growth of 3.4% during the three months ended March 31, 2022, including growth in non-interest bearing demand deposits of 10.3%, which now represent 36.5% of total deposits at March 31, 2022 as compared to 34.2% of total deposits at December 31, 2021. The Company’s expansion into the Greater Washington market has continued to occur faster than originally projected. As of March 31, 2022, that expansion has added $68.0 million in net loans and $85.5 million in total deposits, including $53.4 million in non-interest bearing demand deposits. Despite the impact of $396 thousand in merger related expenses, lower net loan fees earned related to PPP loan forgiveness, and reduced operating results from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC due to a lower volume of loan closings during the first quarter of 2022, we are reporting improved earnings for the three months ended March 31, 2022, with net income attributable to the Company increasing by 93.5% when compared to the same period of 2021.”

Harrison continued, “As previously disclosed, during the first quarter of 2022 we announced the receipt of the requisite approval of the Company’s stockholders related to our pending merger with OceanFirst. We continue to be very excited about becoming part of OceanFirst and are focused on the steps necessary to successfully complete the merger. Throughout the balance of 2022, our focus will continue to be finding ways to increase the efficiencies of our combined organization, maintaining asset quality, prudently growing our loan portfolio and deploying excess liquidity. While we expect that we will continue to face numerous economic and operational challenges related to the ongoing COVID-19 pandemic, geopolitical disruption in financial markets and economies, and inflationary pressures, we believe we are poised to benefit from the recent rise in interest rates through an expanded net interest margin. Despite these challenges, with our current levels of liquidity and capital, combined with our emphasis on total relationship banking as well as our current pipeline of opportunities, we believe we are well positioned to deliver solid growth, increased profitability and enhanced shareholder value.”

About Partners Bancorp

Partners Bancorp is the holding company for The Bank of Delmarva and Virginia Partners Bank. The Bank of Delmarva commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through twelve branch locations in Maryland and Delaware, and three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service. Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia and operates a full service branch and commercial banking office in Reston, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. For more information, visit www.partnersbancorp.com, www.bankofdelmarvahb.com and www.vapartnersbank.com.

For further information, please contact Lloyd B. Harrison, III, Chief Executive Officer, at 540-899-2234, John W. Breda, President and Chief Operating Officer, at 410-548-1100 x18112, J. Adam Sothen, Chief Financial Officer, at 540-322-5521, or Betsy Eicher, Chief Accounting Officer, at 667-253-2904.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements related to the completion and benefits of the merger with OceanFirst, Mr. Harrison’s quotes and statements regarding expected future financial performance, potential effects of the COVID-19 pandemic, strategic business initiatives including growth in the Greater Washington market and the anticipated effects thereof, margin expansion, technology initiatives, asset quality, adequacy of allowances for credit losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: (1) the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed merger with OceanFirst may not be realized or may take longer than anticipated to be realized, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the condition of the economy and competitive factors in areas where OceanFirst and the Company do business, (2) deposit attrition, operating costs, customer losses and other disruptions to the parties’ businesses as a result of the announcement and pendency of the proposed merger, and diversion of management’s attention from ongoing business operations and opportunities, (3) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement, (4) the risk that the integration of OceanFirst and the Company’s operations will be materially delayed or will be more costly or difficult than expected or that OceanFirst and the Company are otherwise unable to successfully integrate their businesses, (5) the outcome of any legal proceedings instituted against OceanFirst and/or the Company, (6) the failure to obtain required governmental approvals (and the risk that such governmental approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction), (7) reputational risk and potential adverse reactions of OceanFirst and/or the Company’s customers, suppliers, employees or other business partners, including those resulting from the announcement or completion of the proposed merger, (8) the failure of any of the closing conditions in the merger agreement to be satisfied on a timely basis or at all, (9) changes in interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (10) general business conditions, as well as conditions within the financial markets, including the impact thereon of geopolitical conflicts such as the military conflict between Russian and Ukraine, (11) general economic conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of the COVID-19 pandemic, (12) the effect of steps the Company takes in response to the COVID-19 pandemic, the severity and duration of the pandemic and the distribution and efficacy of vaccines, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, (13) legislative or regulatory changes and requirements, including further legislative and regulatory changes related to the COVID-19 pandemic, (14) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (15) changes in the value of securities held in the Company’s investment portfolios, (16) changes in the quality or composition of the loan portfolios and the value of the collateral securing those loans, (17) changes in the level of net charge-offs on loans and the adequacy of our allowance for credit losses, (18) demand for loan products, (19) deposit flows, (20) the strength of the Company’s counterparties, (21) competition from both banks and non-banks, (22) demand for financial services in the Company’s market area, (23) reliance on third parties for key services, (24) changes in the commercial and residential real estate markets, (25) cyber threats, attacks or events, (26) expansion of Delmarva’s and Virginia Partners’ product offerings, (27) changes in accounting principles, policies and guidelines, and elections by the Company thereunder, and (28) potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to the COVID-19 pandemic. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. For additional information on risk factors that could affect the forward-looking statements contained herein, see the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission (“SEC”).

PARTNERS BANCORP

CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,	December 31,
	2022	2021	2021
	(Unaudited)	(Unaudited)	*
ASSETS
Cash and due from banks	$13,915,637	$19,301,506	$12,886,968
Interest bearing deposits in other financial institutions	308,016,402	231,982,121	297,901,913
Federal funds sold	23,982,322	60,412,678	28,039,854
Cash and cash equivalents	345,914,361	311,696,305	338,828,735
Investment securities available for sale, at fair value	125,128,610	117,996,439	122,020,826
Loans held for sale	1,341,719	6,540,808	4,064,312
Loans, less allowance for credit losses of $14,565,282 at March 31, 2022, $14,751,062 at March 31, 2021 and $14,655,654 at December 31, 2021	1,138,798,890	1,064,073,157	1,102,538,982
Accrued interest receivable	4,112,985	5,006,074	4,313,207
Premises and equipment, less accumulated depreciation	15,970,144	16,202,937	16,174,870
Restricted stock	4,934,656	5,170,756	4,869,456
Operating lease right-of-use assets	5,770,304	4,104,340	6,009,025
Finance lease right-of-use assets	1,652,833	1,789,739	1,687,059
Other investments	4,983,459	5,063,239	5,064,801
Bank owned life insurance	18,365,558	14,932,183	18,254,339
Other real estate owned, net	-	2,396,623	837,000
Core deposit intangible, net	1,925,529	2,505,222	2,060,463
Goodwill	9,581,668	9,581,668	9,581,668
Other assets	10,833,335	8,463,705	8,675,237
Total assets	$1,689,314,051	$1,575,523,195	$1,644,979,980

LIABILITIES
Deposits:
Non-interest bearing demand	$544,688,000	$464,068,509	$493,913,054
Interest bearing demand	149,186,558	136,159,619	159,420,637
Savings and money market	441,372,634	345,731,978	410,286,409
Time	356,206,716	425,771,057	379,255,563
	1,491,453,908	1,371,731,163	1,442,875,663
Accrued interest payable on deposits	267,372	360,521	279,943
Long-term borrowings with the Federal Home Loan Bank	26,148,571	32,807,143	26,313,214
Subordinated notes payable, net	22,179,887	24,113,560	22,168,305
Other borrowings	750,133	957,371	755,403
Operating lease liabilities	6,166,269	4,424,781	6,372,332
Finance lease liabilities	2,095,747	2,212,898	2,125,347
Other liabilities	2,988,933	3,265,640	2,722,266
Total liabilities	1,552,050,820	1,439,873,077	1,503,612,473

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 40,000,000 shares, issued and outstanding 17,961,699 as of March 31, 2022, 17,726,648 as of March 31, 2021 and 17,941,604 as of December 31, 2021, including 28,000 nonvested shares as of March 31, 2022, 0 nonvested shares as of March 31, 2021 and 28,000 nonvested shares as of December 31, 2021, respectively	179,337	177,266	179,136
Surplus	88,528,646	86,995,639	88,389,831
Retained earnings	52,964,556	46,319,906	51,304,840
Noncontrolling interest in consolidated subsidiaries	1,118,457	1,530,848	1,179,042
Accumulated other comprehensive (loss) income, net of tax	(5,527,765)	626,459	314,658
Total stockholders' equity	137,263,231	135,650,118	141,367,507
Total liabilities and stockholders' equity	$1,689,314,051	$1,575,523,195	$1,644,979,980

*  Derived from audited consolidated financial statements.

The amounts presented in the Consolidated Balance Sheets as of March 31, 2022 and 2021 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
INTEREST INCOME ON:
Loans, including fees	$12,894,469	$12,906,062
Investment securities:
Taxable	396,136	120,963
Tax-exempt	183,784	224,601
Federal funds sold	17,074	10,107
Other interest income	162,191	137,536
	13,653,654	13,399,269

INTEREST EXPENSE ON:
Deposits	1,243,230	1,858,540
Borrowings	505,554	606,559
	1,748,784	2,465,099

NET INTEREST INCOME	11,904,870	10,934,170
Provision for credit losses	65,000	1,740,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	11,839,870	9,194,170

OTHER INCOME:
Service charges on deposit accounts	223,093	169,111
Gains on sales and calls of investment securities	-	14,234
Mortgage banking income	291,257	1,168,481
Gains on sales of other assets	-	699
Other income	777,917	901,585
	1,292,267	2,254,110

OTHER EXPENSES:
Salaries and employee benefits	5,575,256	5,470,019
Premises and equipment	1,480,538	1,256,924
Amortization of core deposit intangible	134,934	154,823
(Gains) on other real estate owned	(7,325)	(4,125)
Merger related expenses	395,895	-
Other expenses	2,807,225	2,962,784
	10,386,523	9,840,425

INCOME BEFORE TAXES ON INCOME	2,745,614	1,607,855

Federal and state income taxes	696,335	333,194

NET INCOME	$2,049,279	$1,274,661
Net loss (income) attributable to noncontrolling interest	$59,481	$(185,015)
Net income attributable to Partners Bancorp	$2,108,760	$1,089,646

Earnings per common share:
Basic	$0.117	$0.061
Diluted	$0.117	$0.061

The amounts presented in these Consolidated Statements of Income for the three months ended March 31, 2022 and 2021 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.